EXHIBIT 5.1
April 11, 2006
SafeNet, Inc.
4690 Millennium Drive
Belcamp, MD 21017
Ladies and Gentlemen:
     We have acted as counsel for SafeNet, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-1 (the “Registration Statement’), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer and sale of $250,000,000 aggregate principal amount of 2 1/2 % Convertible Subordinated Notes due 2010 (the “Notes”) and shares of common stock of the Company, par value $0.01 per share (the “Shares”), issuable upon conversion of the Notes. The Notes and the Shares are being registered on behalf of the holders of the Notes.
     This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with this opinion letter, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined or otherwise are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:
(a)	the Indenture dated as of December 13, 2005 (the “Indenture”), between the Company and Citibank, N.A., as trustee (the “Trustee”);

(b)	a global certificate of the Notes.

(c)	the Registration Statement;

(d)	a specimen stock certificate of the Shares;

(e)	a certified copy of the Company’s certificate of incorporation and bylaws, as amended through the date hereof, and minutes of the corporate proceedings relating to the authorization and sale of the Notes, the execution and delivery of the Indenture and certain related matters; and

(f)	originals, or copies of such other corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. In our examination of documents executed by parties other than the Company, its directors and officers, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. For the purpose of rendering our opinions as expressed herein, we have not reviewed any document other than the documents set forth above, and we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. In addition, for the purpose of rendering our opinions as expressed herein, we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Board of Directors of the Company authorizing the issuance and sale of the Notes. As to all of our assumptions set forth herein, we have undertaken no independent investigation or verification of such matters. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.
     Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:
(1)	The Notes have been duly authorized by the Company and, assuming the Notes have been duly authenticated by the Trustee in accordance with the provisions of the Indenture, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(2)	The Shares issuable upon conversion of the Notes have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action, and such Shares, when issued upon such conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.
     The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware. The opinions expressed herein do not extend to the securities or “blue sky” laws of any jurisdiction, to federal securities laws or to any other laws of any other jurisdiction or the rules and regulations of any stock exchange or of any other regulatory body, and we do not express any opinion as to the effect of any other laws on the opinions stated herein. This letter is strictly limited to the matters expressly set forth herein and no statements or opinions should be inferred beyond such matters. Our opinions are based upon and limited to the applicable laws specified herein in effect as of the date hereof and we assume no obligation to update the opinions set forth herein.
     We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. This opinion letter and the opinions expressed herein are being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon in any other manner without, in each instance, our prior written consent.

Very truly yours,
/s/ Venable LLP

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